Atossa Genetics Announces First Quarter 2014 Financial Results

and Provides Company Update

Conference Call to be Held Today at 4:45 pm Eastern Time

SEATTLE, May 14, 2014 -- Atossa Genetics, Inc. (NASDAQ: ATOS) today announced First Quarter 2014 financial results and provided an update on recent corporate developments.

“During the first quarter of 2014, we successfully completed a follow-on public offering and ended the quarter with cash and cash equivalents of $16.6 million,” stated Dr. Steven C. Quay, Chairman, CEO & President. “During the first quarter the FDA also completed a re-inspection of our Seattle facility and on March 26, 2014, we responded to the observations and issues that resulted from that inspection. We made significant strides in our international expansion strategy: we have selected and are validating a new contract manufacturer with operations in Asia and we completed the registration audit to support marketing our devices in certain key foreign markets, including ISO 13485-2012, ISO 9001, CMDCAS and CE Mark registration certificates, he added.”

Recent Corporate Developments

•	Completed a public offering raising approximately $13 million in net proceeds,

•	Continued to execute on our non-U.S. strategy, including selection of a new contract manufacturer with operations in Asia and completion of registration audits of our quality management system for ISO 13485-2012, ISO 9001, CMDCAS (Canadian Medical Devices Conformity Assessment System) and the European Medical Device Directive for CE Marking, which are necessary steps to expand operations into certain foreign markets,

•	Following the submission of the Premarket 510(k) Notification on December 23, 2013 for the ForeCYTE Breast Aspirator, the Company received additional questions from the FDA on February 28, 2014. Atossa is preparing a response to those questions,

•	On March 14, 2014, the FDA completed a follow-up inspection of Atossa’s Seattle facility and on March 26, 2014, Atossa responded to the observations and issues resulting from the inspection and,

•	In March Richard I. Steinhart joined the Board of Directors, including the Audit and Compensation Committees.

First Quarter 2014 Financial Results

Revenue for the three months ended March 31, 2014 totaled $24,124, consisting of additional cash collected in excess of the amounts we previously accrued at the Medicare rates. Total revenue for the three months ended March 31, 2013 was $182,670, consisting of $169,230 in diagnostic service revenue and $13,440 for product sales.

Cost of revenue totaled $0 for the three months ended March 31, 2014, compared to $66,464 in the same periods in 2013. Because of the recall of our lead product commenced in October 2013, we have recognized virtually no revenue and no cost of revenue during the three months ended March 31, 2014.

Gross profit for the three months ended March 31, 2014, was $24,124, compared to gross profit of $116,206 for the three months ended March 31, 2013.

Total operating expenses were $2,435,049 for the three months ended March 31, 2014, consisting of G&A expenses of $1,774,708, R&D expenses of $422,503, and selling expenses of $237,838, representing an increase of $377,410, or 18%, from $2,057,639 in the same period in 2013, consisting of G&A expenses of $1,564,872, R&D expenses of $220,192, and selling expenses of $272,575.

Selling expenses for the three months ended March 31, 2014, were $237,838, an increase of $34,737, or 13%, from $272,575 in the same period in 2013. Our selling expenses consisted of $151,834 in selling and marketing professional fees, and $86,003 in salaries and bonuses. Selling expenses decreased as a result of the voluntary recall in October 2013.

General and administrative expenses for the three months ended March 31, 2014, were $1,774,708, an increase of $209,836, or 13%, from the $1,564,872 for the three months ended March 31, 2013. G&A expenses for the three months ended March 31, 2014, primarily consisted of $665,136 in salaries and bonus expenses, $238,497 in legal and regulatory expenses, $169,763 in consulting expenses, $44,026 in travel expenses, and $132,792 in insurance expenses.  G&A expenses for the three months ended March 31, 2013 were $1,564,872 which primarily consisted of $545,793 in salaries and bonus expenses, $177,947 in legal expenses, $279,286 in consulting and professional fee expenses, $76,634 in accounting expenses, $20,485 in travel expense, $42,041 in payroll taxes, and $93,374 in insurance expenses. The increase in 2014 G&A expenses over 2013 was primarily attributable to an increase in salaries and employee benefits, travel expenses, cost of insurance, rent expenses, and legal and professional fees.

Research and Development expenses for the three months ended March 31, 2014 were $422,503, an increase of $202,311, or 92%, from $220,192 for the three months ended March 31, 2013. The increase in R&D expenses over the three months ended March 31, 2013 is attributed to additional R&D expenditures in 2014 on the development of our products, tests and therapeutic programs in the pipeline.

Net loss for the three months ended March 31, 2014, was $2,411,531, or $(0.10) per share, compared with net loss of $1,941,440, or $(0.14) per share, for 2013. The increase in net loss was primarily attributable to an increase in general and administrative expense, including increased expenses related to the development of our products, tests and therapeutics in the pipeline.

Conference Call Information

Management will host a conference call today, May 14, 2014, at 4:45 pm Eastern Time to review the financial results and recent corporate developments. To listen to the call by phone, interested parties within the U.S. may dial 866-652-5200 or 412-317-6060 for international callers. All callers should ask for the Atossa Genetics conference call. The conference call will also be available through a live webcast at www.atossagenetics.com.

A replay of the call will be available one hour after the end of the call through June 16, 2014, and can be accessed via Atossa’s website or by dialing 877-344-7529 (domestic) or 412-317-0088 (international). The replay conference ID number is 10046259.

About Atossa Genetics

Atossa Genetics Inc. is focused on improving breast health through the development of laboratory developed tests (LDTs), medical devices and therapeutics. The Company's LDTs are being developed by its subsidiary, The National Reference Laboratory for Breast Health, Inc. The LDT's and the Company's medical devices are being developed so they can be used as companions to therapeutics to treat various breast health conditions. For additional information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with actions by the FDA, including timing of review by the FDA of 510(k) submissions, and actions related thereto, whether Atossa can submit additional information to the FDA in a timely fashion and whether the FDA will find that information acceptable and/or request additional information, the outcome of the FDA re-inspection completed on March 14, 2014, the outcome or timing of regulatory clearances needed by Atossa to sell its products, responses to regulatory matters, Atossa’s ability to continue to manufacture and sell its products, recalls of products, the efficacy of Atossa’s products and services, performance of distributors, estimated future expenses and cash needs, whether Atossa can launch in the United States and foreign markets the additional tests, devices and therapeutics in its pipeline in a timely and cost effective manner, and other risks detailed from time to time in Atossa’s filings with the Securities and Exchange Commission, including without limitation its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time.

Contact:

Atossa Genetics, Inc.

Kyle Guse

CFO and General Counsel

(O) 800-351-3902

Kyle.Guse@atossagenetics.com

Investor Relations:

CorProminence LLC

Scott Gordon

President

(O) 516-222-2560

scottg@corprominence.com

ATOSSA GENETICS INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2014	2013
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$16,590,951	$6,342,161
Accounts receivable, net	91,416	139,072
Prepaid expense	1,017,766	932,588
Total current assets	17,700,133	7,413,821

Fixed assets
Furniture and equipment, net	129,942	163,147
Total fixed assets	129,942	163,147

Other assets
Security deposit	61,309	36,446
Intangible assets, net	4,491,707	4,395,633
Total other assets	4,553,016	4,432,079

Total assets	$22,383,091	$12,009,047

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$-	$9,634
Accrued expenses	744,736	637,986
Deferred rent	35,023	48,157
Payroll liabilities	195,896	476,477
Contingent liabilities	96,201	211,493
Other current liabilities	10,189	23,649
Total current liabilities	1,082,045	1,407,396

Stockholders' Equity
Preferred stock - $.001 par value; 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock - $.001 par value; 75,000,000 shares authorized, 24,428,568 and 18,574,334 shares issued and outstanding	24,429	18,574
Additional paid-in capital	44,204,762	31,099,691
Accumulated deficit	(22,928,145)	(20,516,614)
Total stockholders' equity	21,301,046	10,601,651

Total liabilities and stockholders' equity	$22,383,091	$12,009,047

ATOSSA GENETICS INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31 ,		From April 30, 2009 (Inception) Through March 31,
	2014	2013	2014

Revenue
Diagnostic testing services	$24,124	$169,230	$908,644
Product sales	-	13,440	231,380
Total revenue	24,124	182,670	1,140,024

Cost of revenue
Diagnostic testing services	-	47,599	141,509
Product sales	-	18,865	244,919
Total cost of revenue	-	66,464	386,428

Loss on obsolete inventory & LCM	-	-	271,856

Gross profit	24,124	116,206	481,740

Selling expenses	237,838	272,575	2,135,505
Research and development expenses	422,503	220,192	5,084,999
General and administrative expenses	1,774,708	1,564,872	16,155,879
Total operating expenses	2,435,049	2,057,639	23,376,383

Operating loss	(2,410,925)	(1,941,433)	(22,894,643)

Interest income	143	-	7,026
Interest expense	749	7	40,280

Net loss before income taxes	(2,411,531)	(1,941,440)	(22,927,897)

Income taxes	-	-	248

Net loss	$(2,411,531)	$(1,941,440)	$(22,928,145)

Loss per common share - basic and diluted	$(0.10)	$(0.14)	$(2.16)
Weighted average shares outstanding, basic & diluted	24,419,060	13,421,119	10,604,575